Exhibit 3(i).1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

BANCTRUST FINANCIAL GROUP, INC.

These Articles of Amendment are made and entered into by the undersigned on this 28th day of May, 2010 in accordance with § 10-2B-10.03, Code of Ala. (1975).

ARTICLE ONE

The name of the corporation is BancTrust Financial Group, Inc.

ARTICLE TWO

The Articles of Incorporation of the corporation are amended by deleting subparagraph (a) of Article Two in its entirety and replacing the same with the following:

“(a) Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 100,500,000 shares, consisting of: (1) 100,000,000 shares of Common Stock with a par value of $.01 per share, and (2) 500,000 shares of Preferred Stock.”

ARTICLE THREE

The foregoing amendment was duly adopted by the corporation in the manner prescribed by law on May 27, 2010.

ARTICLE FOUR

(a)           The number of outstanding shares entitled to vote on the foregoing amendment is 17,685,523 shares of common stock and 50,000 shares of preferred stock.  The amendment was required to be approved by the vote of a majority of the shares of the corporation’s common stock and the vote of the sole shareholder of the preferred stock.  13,921,171 shares of common stock and 50,000 shares of preferred stock were represented at the meeting.

(b)           The shares of common stock were voted 12,964,896 shares for said amendment, 884,442 shares against said amendment and 71,833 shares abstaining.  All 50,000 shares of preferred stock were voted for said amendment.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed by its duly authorized officer on the day and year first above written.

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/F. Michael Johnson
F. MICHAEL JOHNSON
Its Executive Vice President, Chief Financial Officer and
Secretary

THIS INSTRUMENT PREPARED BY:

Brooks P. Milling, Esq.
of Hand Arendall LLC
11 North Water Street
RSA Tower, Suite 30200
Mobile, AL  36602
Post Office Box 123
Mobile, Alabama  36601
(251) 432-5511